Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel PondelWilkinson Inc.
(310) 279-5980

LANNETT REAUTHORIZES STOCK REPURCHASE PROGRAM

Philadelphia, PA — November 20, 2009 — Lannett Company, Inc. (NYSE AMEX: LCI) today announced that its Board of Directors has approved a reauthorization of the stock repurchase program.  Under the program, the company is authorized to repurchase up to $5 million of Lannett’s outstanding common stock from time to time in open market and privately negotiated transactions.

“The repurchase program reflects the board’s optimism and confidence in the future of our company and the belief that at current prices Lannett shares represent an attractive long term investment for the company and its shareholders,” said Arthur Bedrosian, president and chief executive officer of Lannett.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, investing in R&D to add to the company’s growing product offering and further diversify its portfolio, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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